MENTOR CORPORATION

                              5425 Hollister Avenue
                         Santa Barbara, California 93111
                            Telephone: (805) 681-6000



                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD SEPTEMBER 12, 1996



         NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Shareholders of Mentor Corporation, a Minnesota corporation (the "Company") will be held Thursday, September 12, 1996 at 10:00 a.m. (Central Daylight Time) at the Radisson Plaza Hotel, 35 South 7th Street, Minneapolis, Minnesota, to consider and take action upon the following matters:

         1. To elect a Board of Directors to serve until the next Annual Meeting, or until their successors are elected;
         2. To approve an amendment to the Company's 1991 Stock Option Plan (the "Option Plan") to increase the total number of authorized shares of Common Stock, par value $.10 per share, reserved under the Option Plan, from 2,000,000 shares to 5,000,000 shares;
         3. To ratify the appointment of Ernst & Young LLP to act as independent auditors of the Company for the fiscal year ending March 31, 1997; and
         4. To transact such other business that may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on July 16, 1996 as the record date for the determination of the shareholders entitled to vote at the meeting or any adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company.


                                         BY ORDER OF THE BOARD OF DIRECTORS



                                         Anthony R. Gette
                                         Secretary

Dated:         August 7, 1996

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO BE PERSONALLY PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING AND VOTE BY BALLOT, YOUR PROXY WILL BE REVOKED AUTOMATICALLY AND ONLY YOUR VOTE AT THE ANNUAL MEETING WILL BE COUNTED.

                               MENTOR CORPORATION
                                      ----

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                               SEPTEMBER 12, 1996
                                     ------

                    SOLICITATION AND REVOCABILITY OF PROXIES

         This Proxy Statement is furnished to the shareholders of Mentor Corporation (the "Company"), in connection with the solicitation by the Company's Board of Directors of the enclosed proxy for use at the Annual Meeting of Shareholders to be held Thursday, September 12, 1996, at 10:00 a.m. (Central Daylight Time) at the Radisson Plaza Hotel, 35 South 7th Street, Minneapolis, Minnesota, or at any adjournment(s) thereof (the "1996 Annual Meeting") for the purposes set forth in the Notice of Annual Meeting of Shareholders. All Common Stock represented by proxies in the form solicited will be voted, but proxies may be revoked at any time before being exercised by delivery to the Secretary of the Company of a written notice of revocation of the proxy's authority or a duly executed proxy bearing a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person. A shareholder who attends the Annual Meeting need not revoke his or her proxy and vote in person, unless he or she wishes to do so.

         Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail, but, in addition, directors, officers and regular employees of the Company may solicit proxies personally, by telephone or by special letter.

         So far as the management of the Company is aware, no matters other than those described in this Proxy Statement will be acted upon at the meeting. In the event that any other matters calling for a vote of shareholders properly come before the Annual Meeting, the persons named as proxies in the enclosed form of proxy will vote in accordance with their judgment on such other matters.

         The Annual Report of the Company, including financial statements, for the fiscal year ended March 31, 1996 is being furnished to each shareholder with this Proxy Statement.

         The principal executive offices of the Company are located at 5425 Hollister Avenue, Santa Barbara, California 93111. The approximate mailing date of this Proxy Statement and the accompanying form of proxy is August 7, 1996.

RECORD DATE AND VOTING OF SECURITIES

         The Common Stock of the Company, par value $.10 per share, is the only authorized voting security of the Company. Only the holders of the Company's Common Stock whose names appear of record on the Company's books on July 16, 1996 will be entitled to notice of, and to vote at, the 1996 Annual Meeting. At the close of business on July 16, 1996, a total of 24,914,692 shares of Common Stock were outstanding, each entitled to one vote. Holders of Common Stock do not have cumulative voting rights. Abstentions and broker non-votes are each included in the number of shares present for quorum purposes. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions, which may be specified on all proposals other than the election of directors, are counted in tabulations of the votes cast on proposals presented to shareholders and will have the same effect as negative votes; whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                  DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

         Proposals of shareholders of the Company that are intended to be presented by such stockholders at the Company's 1997 Annual Meeting must be received no later than March 21, 1997, in order that they may be included in the proxy statement and form of proxy relating to that meeting.

                  MATTERS TO BE CONSIDERED AT ANNUAL MEETING

                        PROPOSAL 1: ELECTION OF DIRECTORS

Nominees

         The Company's By-Laws provide that the Board of Directors must consist of not less than three directors, with the number to be determined by a resolution of the shareholders. Each director is elected at the Annual Meeting of Shareholders to hold office until the Annual Meeting of Shareholders next held after his or her election or until his or her successor has been elected and qualified. The Board of Directors has recommended that the number of directors to be elected for the ensuing year be set at seven.

         It is intended that the persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election as directors of the nominees named in the table below unless specifically directed otherwise. Each nominee has indicated a willingness to serve, but in case any nominee is not a candidate at the meeting, for reasons not now known to the Company, the proxies named in the enclosed form of proxy may vote for a substitute nominee in their discretion. Information regarding these nominees is set forth in the table below.


                                     Director      Principal Occupation and Business
Name (Age)                            Since        Experience for Last Five Years

Christopher J. Conway (57)           1969         Founder, Chairman of the Board and Chief Executive Officer
                                                  since 1969; President from 1969 to April 1987.

Anthony R. Gette (40)                1988         President and Chief Operating Officer since April 1987;
                                                  Secretary since March 1986; Executive Vice President from
                                                  September 1986 to April 1987; Vice President, Finance from
                                                  September 1983 to September 1986; Director of Rehabilicare,
                                                  Inc.(1)

Eugene G. Glover (52)                1969         Private investor since October 1986; Founder & Vice
                                                  President, Engineering of the Company from 1969 to October
                                                  1986.

Walter W. Faster (61)                1980         Employed by General Mills, Inc.(2) in various marketing and finance capacities since 1963, currently as Vice President,
                                                  Corporate Growth and Development.

Michael Nakonechny (67)              1980         President of NAK Associates Corp.(3) since 1981; Chairman
                                                  of the Board and Secretary of Transducer Systems, Inc.(4)
                                                  from November 1968 to January 1989.

Byron G. Shaffer (62)                1978         Private investor since 1970.

Dr. Richard W. Young (68)            1990         Private investor since April 1992; Consultant to Mentor O & O,
                                                  Inc.(5) from April 1990 to 1992; Chairman and Chief
                                                  Executive Officer of Mentor O & O, Inc. from April 1985 to
                                                  1990; Employed as President of Houghton Mifflin Company(6)
                                                  from 1982 to 1985; Employed by Polaroid Corporation(7) in
                                                  various marketing and research capacities from 1962 to
                                                  1982; Director of Mentor O & O, Inc. and of Instron
                                                  Corporation.(8)



(1) Rehabilicare, Inc. is a manufacturer of electromedical rehabilitation and pain management products.
(2) General Mills, Inc. is a major manufacturer of packaged foods and othe consumer goods.
(3) NAK Associates Corp. is a closely-held company engaged in consulting engineering.
(4) Transducer Systems, Inc. is a manufacturer of electro-mechanical transducers.
(5) Mentor O & O, Inc. was acquired by the Company in April 1990. It is a manufacturer of ophthalmic surgical and diagnostic equipment.
(6)      Houghton Mifflin Company is a major publishing firm.
(7) Polaroid Corporation is a major manufacturer of photographic equipment and supplies.
(8) Instron Corporation is a manufacturer of materials testing instruments, systems, software and accessories.

         The Board of Directors recommends that the shareholders vote FOR the election of the nominees named above to serve as directors of the Company until the next annual meeting following the 1996 Annual Meeting or until their respective successors have been elected and qualified.


Board Meetings and Committees

         During the fiscal year ended March 31, 1996, the Board of Directors met or adopted resolutions by unanimous written consent on seven occasions. No director attended less than 75% of the aggregate number of Board of Directors meetings and meetings of committees on which he served (including actions taken by written consent).

         The Company has an Audit Committee, currently consisting of Messrs. Faster, Glover, Nakonechny, Shaffer and Young. The principal functions of the audit committee are to (i) recommend to the Board of Directors the independent public accountants to act as the Company's independent auditors; (ii) discuss with the independent auditors the scope of their audit; (iii) discuss with the independent auditors and the Company's executive officers the Company's accounting principles, policies and practices; and (iv) discuss with the independent auditors the adequacy of the Company's accounting, financial and operating controls.

         The Audit Committee has adopted procedures providing for its prior review and consideration of the effect of non-audit services on the independence of Ernst & Young LLP and the approval of the types of, and estimated fees for, professional services which are expected to be performed by Ernst & Young LLP during the forthcoming fiscal year.

         The Audit Committee met twice during the fiscal year ended March 31, 1996 with all committee members present.

         The Company has a standing Compensation Committee, currently consisting of Messrs. Faster, Glover, Nakonechny, Shaffer and Young. The principal functions of the Compensation Committee are to review and recommend compensation for executive personnel. The Compensation Committee met once during the fiscal year ended March 31, 1996 with all members present.

         The Company has a Stock Option Committee, currently consisting of Messrs. Faster, Glover, Nakonechny, Shaffer and Young. The principal functions of the Stock Option Committee is to administer the Company's stock option plans. The Stock Option Committee met twice during the fiscal year ended March 31, 1996 with all members present, and once during the fiscal year ended March 31, 1996 with four members present.


Nominating Procedures

         The Company does not have a separately constituted committee to nominate candidates for election to the Board of Directors of the Company. Such candidates are chosen by the existing Board after taking into consideration the recommendations of the Company's executive officers and shareholders. Shareholders wishing to submit recommendations for nomination should send them in writing to the attention of the Company's Chairman at the Company's principal executive office within sixty days after the end of the Company's fiscal year.


Compensation of Directors

         Board members who are employees of the Company do not receive compensation for their services as directors. During the Company's fiscal year ended March 31, 1996 and currently, individual non-employee Board members received an annual fee of $20,000. In addition, each person who is a non-employee director on the date of an annual meeting of shareholders is entitled to receive an automatic option grant under the Company's 1991 Stock Option Plan (the "Option Plan") of options to purchase 6,000 shares of Common Stock at an exercise price equal to the fair market value per share of the

Common Stock on the date of such grant. These options have a term of ten years and become exercisable in four equal annual installments over the optionee's period of Board service, beginning one year after the grant date. Under the Option Plan, each person who is newly elected or appointed as a non-employee director will receive, on the date of election or appointment, an automatic option grant to purchase 20,000 shares of Common Stock. The maximum number of shares of Common Stock that a non-employee director currently may receive under the Option Plan is 90,000, less the number of shares granted to the director under any prior option plan of the Company, taking into account adjustment for the Company's 2 for 1 stock split effectuated in September 1995.


          PROPOSAL 2:   APPROVAL  OF  AMENDMENT  TO  THE COMPANY'S  1991 STOCK
                        OPTION PLAN TO INCREASE    THE   TOTAL   NUMBER   OF
                        AUTHORIZED  SHARES  OF  COMMON  STOCK FROM  2,000,000
                        SHARES TO  5,000,000 SHARES.


Introduction

         At the 1996 Annual Meeting, shareholders will be asked to approve an amendment to the Mentor Corporation 1991 Stock Option Plan (the "Option Plan") which will increase the maximum number of shares authorized for issuance under the Option Plan from 2,000,000 to 5,000,000 shares. The changes to the Option Plan effected by the amendment which is the subject of this Proposal 2 were adopted by the Board on May 9, 1996.

         The Option Plan was adopted by the Board on June 11, 1991 and approved by the shareholders in September of 1991. The purpose of the Option Plan is to enable Mentor Corporation (the "Company") to provide eligible individuals with the opportunity to acquire a proprietary interest in the Company as an incentive for them to remain in the service of the Company (or its parent or subsidiary companies).

         The Option Plan currently has only 200,000 shares remaining for issuance to key employees. The Company has traditionally granted between 400,000 to 500,000 shares on an annual basis. The Company's management believes that its key employees should be compensated by a combination of salary, annual bonus plans and long term incentive programs, such as stock options, consistent with industry practices. The Company believes that stock option grants help to induce the employee to exert maximum effort to increase shareholder value. The proposed increase in the maximum share amount will allow the Company to continue its grants under the Option Plan for approximately five more years. Accordingly, the purpose of the new amendment is to assure that the Company will continue to have a sufficient reserve of Common Stock available under the Option Plan to attract and retain the services of key individuals essential to the Company's long-term growth and success.

         The following is a summary of the principal features of the Option Plan, together with the applicable tax and accounting implications, which will be in effect if the amendment to the Option Plan is approved by the shareholders. Since its approval by the shareholders, the Option Plan has not been amended, except for an amendment adopted by the Directors on May 17, 1994 providing for (i) the addition of the limitation concerning the number of shares that can be granted to an individual under the Option Plan, and (ii) the addition of the one-time grant of options to non-employee members of the Board as of May 17, 1994. All the share numbers which appear in the summary have been adjusted to reflect the 2 for 1 split of the Common Stock which was effectuated by the Company in September 1995. However, the summary does not purport to be a complete description of all the provisions of the Option Plan. Any shareholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Secretary of the Company at the corporate offices in Santa Barbara, California.

Plan Structure; Eligibility

         The Option Plan is comprised of two parts: a discretionary option grant program and an automatic option grant program. Under the discretionary option grant program, options may be granted to employees (including officers) of the Company or its parent or subsidiaries who contribute to the management, growth and financial success of the Company or its parent or subsidiaries. Under the automatic grant program, options are automatically granted to the non-employee members of the Board.

         As of June 28, 1996, approximately 1,000 employees (including seven (7) executive officers), were eligible to participate in the Option Plan and five
(5) non-employee Board members were eligible for automatic option grants.

Administration

         The Option Plan is administered by a committee appointed by the Board, currently consisting of the five non-employee directors (the "Committee"). Administration of the Option Plan with respect to officers subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") shall be by members who are "disinterested persons" as that term is defined in Rule 16b-3 of that Act, and shall comply with the applicable requirements of Rule 16b-3 under the Exchange Act to the extent necessary to satisfy such rule.

         The Committee has the exclusive authority, subject to the provisions of the Option Plan, to determine the eligible individuals who are to receive discretionary options under the Option Plan, the number of shares to be covered by each granted option, the date or dates on which the option is to become exercisable and the maximum term for which the option is to remain outstanding. The Committee also has the authority to determine whether the granted option is to be an incentive stock option under the Federal tax laws and to establish rules and regulations for proper plan administration. The automatic grant program is self-administering.

Issuable Shares

         Stock subject to awards granted under the Option Plan is the Company's authorized but unissued or reacquired common stock ("Common Stock"). The aggregate number of shares available for issuance under the Option Plan may not exceed 2,000,000 plus the number of shares that would have become available for grant under the Company's Restated 1987 Stock Option Plan and the 1982 Incentive Stock Option Plan (the "Prior Plans") by reason of lapse, expiration or cancellation of options thereunder prior to exercise in full, provided that they are not subject to subsequent grants under a Prior Plan. This amount is subject to adjustment from time to time in the event of certain changes in the Company's capital structure, as discussed below. If an option expires or terminates or is forfeited or canceled for any reason without having been exercised in full, the remaining shares covered by the option will again be available for grants under the Option Plan.

         In no event may any one individual be granted, over the life of the Option Plan, options to acquire more than 600,000 of the shares of Common Stock available for issuance under the Option Plan, subject to adjustment from time to time in the event of certain changes in the Company's capital structure as discussed below.

Option Price and Exercisability

         The exercise price of options issued under the Option Plan will be the fair market value of the Common Stock on the grant date and the maximum term of the option shall be ten (10) years. If any employee to whom an incentive option is to be granted under the Option Plan is on the grant date the owner of stock (determined with application of the ownership attribution rules of Section 425(d) of the Internal Revenue Code) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a parent or subsidiary thereof, then the option price per share of the Common Stock subject to such incentive option shall not be less than one hundred ten percent (110%) of the fair market value of the Common Stock on the grant date, and the maximum term of the option shall be five (5) years.

         Options issued under the Option Plan may become exercisable at such time or times during the option term as is determined by the Committee. The option price may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date, or in any combination of cash or shares of Common Stock. Outstanding options may also be exercised through a same-day sale program, pursuant to which a designated brokerage firm is to effect an immediate sale of the shares purchased under the option and pay over to the Company, out of the sales proceeds available on the settlement date, sufficient funds to cover the option price for the purchased shares plus all applicable withholding taxes.

         The Committee may also assist any optionee (including an officer) in the exercise of outstanding options under the discretionary option grant program by authorizing a loan from the Company or permitting the optionee to pay the option price in installments over a period of years. The terms and conditions of any such loan or installment payment will be established by the Committee in its sole discretion, but in no event may the maximum credit extended to the optionee exceed the aggregate option price payable for the purchased shares plus any federal and state income and employment taxes incurred by the optionee in connection with the option exercise.

Valuation

         For all valuation purposes under the Option Plan, the fair market value of a share of Common Stock on any relevant date shall be determined in accordance with the following provisions.

         If the Common Stock is not at the time listed or admitted to trading on any stock exchange but is traded in the over-the-counter market, the fair market value shall be the mean between the highest bid price and lowest asked price (or, if such information is available, the closing selling price) of one share of Common Stock on the date in question in the over-the-counter market, as such prices are reported on the NASDAQ system. If there are no reported bid and asked prices (or closing selling price) on the date in question, then the fair market value will be the mean between the highest bid price and lowest asked price (or, if available, the closing selling price) on the last preceding date for which such quotations exist.

         If the Common Stock is at the time listed or admitted to trading on any stock exchange, then the fair market value shall be the closing selling price of one share of Common Stock on the date in question on the stock exchange determined by the Committee to be the primary market for the Common Stock, as such price is officially quoted on such exchange. If there is no reported sale of Common Stock on such exchange on the date in question, then the fair market value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists.

         If the Common Stock is at the time neither listed nor admitted to trading on any stock exchange or traded in the over-the-counter market, then the fair market value shall be determined by the Committee after taking into account such factors as the Committee shall deem appropriate.

         If, however, the Committee determines that, as a result of circumstances existing on any date, the use of the above rules is not a reasonable method of determining fair market value on that date, the Committee may use such other method as, in its judgment, is reasonable.

         On June 28, 1996, the fair market value of the Common Stock was $25.50 per share.

Termination of Service

         The Committee shall determine and shall set forth in each option whether the option shall continue to be exercisable, and the terms and conditions of such exercise, after an optionee ceases to by employed by the Company or any of its subsidiaries.

Repurchase Rights

         The shares of Common Stock purchased upon the exercise of options under the discretionary grant program may be subject to repurchase by the Company (or its assigns) upon the optionee's termination of employment. The Committee shall have the discretion to set the terms and conditions of any such repurchase and may provide for the expiration of such repurchase rights in one or more installments. The Committee may provide that all shares subject to the Company's repurchase rights under the discretionary grant program will immediately vest in whole or in part upon a Change in Control (as defined below).

Assignability of Options

         Options are not assignable or transferable other than by will or by the laws of inheritance and, during the optionee's lifetime, the option may be exercised only by the optionee.

Change in Control

         All options under the Option Plan that have not expired will become exercisable in full immediately prior to a Change in Control (as defined in the Option Plan); provided that such Change in Control actually takes place and that the optionee does not voluntarily terminate his or her position with the Company prior to the Change in Control.

         If the Committee determines in good faith that a Change in Control may be imminent, the Committee may, but need not, take the following actions. If the Change in Control is a merger or consolidation or a statutory share exchange, the Committee may provide for the replacement of outstanding options with options to purchase such shares of appropriate voting common stock of the surviving corporation; or, of the parent corporation of the Company or such surviving corporation ("Survivor's Stock") as the Committee deems equitable; or, alternatively, such numbers of shares of the Survivor's Stock as have a fair market value as of the date of the Change in Control equal to the product of (i) the amount by which the Change in Control Proceeds per Share (as defined in the Option Plan) exceeds the option exercise price per share times (ii) the number of Common shares covered by the respective options.

         At least ten (10) days prior to the Change in Control, the Committee may provide that each outstanding option, whether or not then exercisable, will be canceled at the time of the Change in Control (unless exercised prior to the Change in Control) in exchange for a cash payment for each share covered by the canceled option, equal to the amount (if any), by which the Change in Control Proceeds per Share exceeds the exercise price per share covered by such option.

         No such action by the Committee will in any way affect the acceleration of the exercisability of options as described above, and each optionee will have the right, preceding the Change in Control, to exercise his or her option as to all or any part of the shares covered thereby.

         A Change in Control occurs when:

                  (i) a person or group acquires or beneficially owns twenty percent (20%) or more of the outstanding voting power of the Company;

                  (ii) a majority of the Board consists of individuals other than those for whom proxies were solicited by the Board or who were appointed by the Board to fill either (A) vacancies caused by death or resignation or (b) new directorship; or

                  (iii)    there shall have occurred:

                           (A) a merger or  consolidation of the Company with or
                  into another corporation (other than (1) a merger or consolidation with a subsidiary of the Company or (2) a merger or consolidation in which (aa) the holders of voting stock immediately prior to the merger as a class continue to hold immediately after the merger at least sixty percent (60%) of all outstanding voting power of the surviving or resulting corporation or its parent and (bb) all holders of each outstanding class or series of voting stock of the Company immediately prior to the merger or consolidation have the right to receive substantially the same cash, securities or other property in exchange for their voting stock of the Company as all other holders of such class or series);

                           (B) a statutory exchange of shares for cash, securities or other property;

                           (C)      the sale or disposition of all or
                           substantially all of the assets of the Company; or

                           (D)      the dissolution or liquidation of the
                           Company;

unless, as to any optionee, more than twenty-five percent (25%) of the voting stock (or the voting equity interest) of the surviving corporation or the corporation or other entity acquiring all or substantially all of the assets of the Company (in the case of a merger, consolidation or disposition of assets) or of the Company or its resulting parent corporation (in the case of a statutory share exchange) is beneficially owned by such optionee or a Group that includes such optionee.

         A "Group" for purposes of the Option Plan shall mean any two or more persons acting as a partnership, limited partnership, syndicate, or other group acting in concert for the purpose of acquiring, holding or disposing of voting stock of the Company.

Cancellation and New Grant of Options

         The Committee has the authority to effect from time to time with the consent of the affected optionees, the cancellation of outstanding options under the discretionary program of the Option Plan or the Prior Plans and to grant replacement options covering the same or different numbers of shares of Common Stock but having an option price per share not less than the fair market value of the Common Stock on the new grant date. It is anticipated that the option price in effect under the replacement grant would in all instances be less than the option price in effect under the canceled option.

Tax Withholding Election

         The Committee may, in its discretion and subject to such limitations and rules as it may adopt, permit an optionee under the discretionary option program to satisfy any income and employment tax obligation incurred in connection with the exercise of the options, in whole or in part, by delivering shares of Common Stock already held by the optionee or by making an irrevocable election that a portion of the total value of the shares of Common Stock subject to the exercised option to be paid in the form of cash in lieu of the issuance of Common Stock and that such cash payment be applied to the satisfaction of the withholding obligations.

Changes in Capitalization

         In the event any change is made to the Common Stock issuable under the Option Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, or other change in corporate structure, then, unless such change results in the termination of all outstanding options, the Committee shall make appropriate adjustments to (i) the maximum number and/or class of securities issuable under the Option Plan, (ii) the number and/or class of securities and price per share in effect under each outstanding option (including all option grants incorporated from the Prior
Plans), (iii) the number of shares to be made the subject of subsequent automatic option grants, and (iv) the maximum number of shares issuable to any one individual under the Option Plan.

         Option grants under the Option Plan will not affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

Automatic Option Grant Program

         The automatic option grant program under the Option Plan authorizes the grant of non-statutory options to purchase shares of Common Stock to non-employee members of the Board. Each non-employee Board member who first becomes a non-employee Board member at any time after June 11, 1991 shall automatically be granted at the time of such initial election or appointment, provided they have not otherwise been in the prior employ of the Company (or any parent of subsidiary), an option to purchase 20,000 shares of Common Stock. At each Annual Meeting of Shareholders beginning with the 1992 Annual Meeting, each individual who is at the time serving as a continuing non-employee Board member or who is then newly elected or appointed as a non-employee Board member, will automatically be granted options to purchase 6,000 shares of Common Stock on the date of the Annual Meeting. In addition, each individual who was a non-employee Board member on May 17, 1994, received an automatic option grant to purchase 30,000 shares at an exercise price of $6.88 per share. The maximum number of shares of Common Stock that a non-employee Board member may receive under the Option Plan is 60,000 plus the 30,000 shares granted on May 17, 1994 and less the number of shares covered by options previously granted to that non-employee Board member under the Prior Plans.

         The option price per share for each automatic grant will be the fair market value per share of Common Stock on the date of grant. The option price for purchased shares will be payable in cash or shares of Common Stock held for at least six (6) months.

         Automatic option grants have a term of ten (10) years from the date of grant and become exercisable in four 25% annual installments beginning one year after the grant date, provided the non-employee Board member remains a member of the Board through such date. Options with an automatic option grant date of May 17, 1994 will become exercisable in three 331/3 % annual installments beginning one year after the grant date. However, full and immediate vesting will occur upon a Change in Control and shall terminate to the extent unexercised if the Common Stock ceases to exist or be publicly traded as a result of a Change in Control, unless the options are expressly assumed or replaced by substitute options by the entity that survives the Change in Control.

         If the optionee ceases to serve as a director, the option may be exercised, to the extent then exercisable and within its term, for a period of ninety (90) days after the date of cessation (twelve (12) months if due to disability or death). In the case of death, the option may be exercised within such period by the estate of heirs of the optionee.

Modification of Options

         The Committee shall have full power and authority to modify or waive any or all of the terms, conditions, or restrictions applicable to any outstanding option, to the extent not inconsistent with the Option Plan; provided, however, that no such modification or waiver shall (1) without the consent of the optionee, adversely affect the optionee's rights thereunder, or
(2) affect any outstanding option granted pursuant to the automatic option grant program, except to the extent necessary to conform to any amendment to the automatic option grant provisions of the Option Plan.

Amendment and Termination of the Option Plan

         The Board may amend or modify the Option Plan in any or all respects whatsoever; provided, however, that no such amendment may adversely affect the rights of outstanding optionees without their consent, and the Board may not, without the approval of the Company's shareholders: (i) increase the maximum number of shares issuable under the Option Plan or the number of shares for which automatic grants may be made to non-employee Board members, except in the event of certain changes to the Company's capital structure as indicated above;
(ii) modify the eligibility requirements for option grants; or (iii) make any other change for which the Board determines that shareholder approval is required by applicable law or regulatory standards. Amendments that affect the amount, price and timing of awards under the automatic option grant program may not be made more than once every six (6) months other than to comport with changes in the Internal Revenue Code or rules thereunder.

         No option may be granted under the Option Plan after the earlier of (i) June 10, 2001, or (ii) the date on which all shares available for issuance under the Plan have been issued pursuant to the exercise of options.

Federal Income Tax Consequences

         The following is a summary of the federal income taxation consequences to the participant and the Company with respect to the options granted under the Option Plan. The summary does not discuss the tax consequences of a participants' death or the income tax laws of any city, state or foreign country in which the participant may reside.

         Options granted under the Option Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements.

         Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

         If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Company in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

         The Company will be entitled to a business expense deduction equal to the ordinary income recognized by an optionee on exercise of a non-statutory option. The ordinary income recognized will generally equal the excess of the fair market value of the purchased shares on the date of recognition over the exercise price. Generally, the date of recognition will be the date the option is exercised or, if later, the first date shares acquired on exercise are not subject to a substantial risk of forfeiture.

         Incentive Stock Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one (1) year after the exercise date. If either of these two (2) holding periods is not satisfied, then a disqualifying disposition will result.

         If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to a business expense deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the purchased shares.

         If no disqualifying disposition is made of shares acquired under an incentive stock option, any gain on the subsequent sale of those shares will constitute long-term capital gains and the Company will not be entitled to any deduction with respect to such shares.

         To the extent that the aggregate fair market value (determined as of the respective date or dates of grant) of shares with respect to which options that would otherwise be incentive stock options are exercisable for the first time by any individual during any calendar year exceeds $100,000, such options will be treated as nonstatutory options.

         Parachute Payments. If the exercisability of an option or stock appreciation right is accelerated as a result of a change of control, all or a portion of the value of the option or stock appreciation right at that time may be a parachute payment for purposes of the excess parachute provisions of the Internal Revenue Code. Those provisions generally provide that if parachute payments exceed three times an employee's average compensation for the five (5) tax years preceding the change of control, the Company loses its deduction and the recipient is subject to a 20% excise tax for the amount of the parachute payments in excess of one times such average compensation.

         Limitation of Deductions for Executive  Compensation.  Recently enacted
Section 162(m) of the Internal Revenue Code limits federal income tax deductions for compensation that is otherwise deductible for tax years beginning after 1993 with respect to the Company's Chief Executive Officer or any of the four other most highly compensated officers to $1 million per year, but contains an exception for performance-based compensation that satisfies certain conditions and amounts payable pursuant to written binding contracts in effect on February 17, 1993.

         The Company believes that options granted pursuant to the Option Plan will qualify for the performance based-compensation exception and that options granted before February 17, 1993 will qualify for the pre-existing binding contract exception. Under the final Treasury regulations, options that are intended to qualify as performance-based compensation must be granted pursuant to a shareholder approved plan that includes a limit on the number of shares for which a single individual may receive options over the life of the plan. At the 1994 Annual Meeting, the Company obtained shareholder approval for certain amendments to the Company's Option Plan which were designed to assure that any compensation deemed paid in connection with the exercise of stock options granted under the Option Plan will qualify as performance-based compensation. However, there can be no assurance that the options will so qualify. In addition, future amendments to the Company's Option Plan may be necessary to preserve such qualification in the future.

Accounting Treatment

         Option grants with exercise prices less than the fair market value of the shares on the grant date will result in a compensation expense to the Company's earnings equal to the difference between the exercise price and the fair market value of the shares on the grant date. Such expense will be accruable by the Company over the period that the option shares are to vest. Option grants at 100% of fair market value will not result in any charge to the Company's earnings, but the Company must disclose, in footnotes to the Company's financial statements, the impact that those options would have upon the Company's reported earnings were the value of those options treated as compensation expense. Whether or not granted at a discount, the number of outstanding options may be a factor in determining the Company's earnings per share on a fully-diluted basis.

New Plan Benefits

         The following table contains information about options granted under the Company's Option Plan during fiscal 1996 and from April 1, 1996 through June 28, 1996, respectively, to the named executive officers and directors and groups indicated, on the basis of the 3,000,000-share increase to the Option Plan provided in the amendment for which shareholder approval is sought, together with the option exercise price payable per share. All of the options granted during the period from April 1, 1996 through June 28, 1996 were granted on May 9, 1996, at an exercise price of $23.13.


                               MENTOR CORPORATION
                             1991 STOCK OPTION PLAN

                                   Number of Shares               Average Exercise         Net Value Realized
                                  Underlying Options Granted      Price of Options       From Exercised Awards
Name                                                                   Granted


Christopher J. Conway:

Fiscal 1996                           70,000                            $11.50                       $0

May 9, 1996                           60,000                            $23.13                       $0

Anthony R. Gette:

Fiscal 1996                           60,000                            $11.50               $1,874,000

May 9, 1996                           40,000                            $23.13                       $0

Dennis E. Condon:

Fiscal 1996                           30,000                            $11.50                       $0

May 9, 1996                           24,000                            $23.13                       $0

Gary E. Mistlin:

Fiscal 1996                           16,000                            $11.50                 $646,000

May 9, 1996                           14,000                            $23.13                       $0

Karen H. Edwards:

Fiscal 1996                           16,000                            $11.50                 $363,800

May 9, 1996                           14,000                            $23.13                       $0


Executive Group (8 persons)

Fiscal 1996                          256,000                            $11.50               $3,684,078

May 9, 1996                          186,000                            $23.13                       $0

Non-Executive Director Group (5 persons)

Fiscal 1996                            6,000                            $23.38                       $0

May 9, 1996                                0                                 0                 $337,800


Non-Executive Officer Employee Group (49 persons)

Fiscal 1996                         241,100                             $13.07               $1,590,803

May 9, 1996                         192,800                             $23.13                 $483,603


         Dr. Richard Young received options to purchase 6,000 shares pursuant to the automatic option grant provisions of the Option Plan on September 13, 1995, at an exercise price of $23.38.


Shareholder Approval

         The affirmative vote of a majority of the outstanding shares of the Company's voting Common Stock represented and voted at the 1996 Annual Meeting is required for approval of the amendment to Option Plan. If such shareholder approval is not obtained, the amendment will not be effective and the May 9, 1996 option grants to employees will be canceled. The Option Plan will, however, continue to remain in effect, and option grants may continue to be made pursuant to the provisions of the Option Plan until the available reserve of Common Stock under the Option Plan as last approved by the shareholders is issued.

The Board of Directors recommends a vote FOR the approval of the amendment to the Option Plan.

PROPOSAL 3: RATIFICATION OF INDEPENDENT AUDITORS

         Pursuant to authority delegated to the Audit Committee by the Board of Directors, the Audit Committee has appointed the firm of Ernst & Young LLP to act as principal independent auditors for the Company for the fiscal year ending March 31, 1997. This appointment will be submitted to the Company's shareholders for ratification. This firm has audited the financial statements of the Company for the fiscal year ended March, 31, 1996, and for prior years, and has advised the Company that neither the firm nor any of its partners has any direct or indirect material financial interests in the Company or its subsidiaries, nor have they had any connection during the past three years with the Company or its subsidiaries, in any capacity other than that of independent accountants and auditors. Ernst & Young LLP will have representatives at the 1996 Annual Meeting who will have an opportunity to make a statement and will be available to respond to appropriate questions.

         In the event the shareholders do not ratify the appointment of Ernst & Young LLP, the selection of other independent auditors will be considered by the Board of Directors.

         The  Board  of  Directors   recommends  that   shareholders   vote  FOR
ratification of the appointment of Ernst & Young LLP to serve as the Company's independent auditors for the fiscal year ending March 31, 1997.


OTHER MATTERS

         The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

         The following table shows the ownership of the Common Stock of the Company on July 16, 1996, (i) by each person who, to the knowledge of the Company, owned beneficially more than five percent (5%) of such stock, (ii) by each of the Company's directors, (iii) by each of the executive officers named in the Summary Compensation Table below, and (iv) by all directors and executive officers who served as directors or executive officers as of March 31, 1996 as a group:

                                                                           Amount and Nature
                                                                                  of                       Approximate
         Name and Address (if Percentage of Shares Applicable)                Beneficial                   Percent of
                          of Beneficial Owner                                  Ownership (1)                  Class

5%  Stockholders:
Putnam Investments, Inc. (20)                                             2,849,000 (2)                    11.5%
One Post Office Square
Boston, Massachusetts 02109

Mellon Bank Corporation (3)                                               1,649,000 (3)                    6.67%
One Mellon Bank Center
Pittsburgh, Pennsylvania 15258

Directors:
Christopher J. Conway (4)                                                   875,100                         3.3%
Eugene G. Glover                                                            526,000  (5)                    2.0%
Byron G. Shaffer                                                            892,000  (6)                    3.4%
Walter W. Faster                                                            128,600                            *
Michael Nakonechny                                                          282,500                         1.1%
Anthony R. Gette (4)                                                        304,000                         1.2%
Richard W. Young                                                             64,200                            *

Executive Officers:
Dennis E. Condon                                                            200,580  (7)                       *
Gary E. Mistlin                                                             117,000                            *
Karen H. Edwards                                                            131,000                            *

All directors and executive officers
as a group (12 persons)                                                   3,638,000                        13.8%

*        Less than 1%

(1) These shares, unless noted below, are subject to the sole voting and investment power of the indicated person. The figures include options to purchase Common Stock exercisable within sixty days and held by: Mr. Conway, 337,500 shares; Mr. Glover, 80,000 shares; Mr. Shaffer, 80,000 shares; Mr. Faster, 80,000 shares; Mr. Nakonechny, 80,000 shares; Mr. Gette, 277,000 shares; Dr. Young, 35,000 shares; Mr. Condon, 154,500 shares; Mr. Mistlin, 106,000 shares; Ms. Edwards, 131,000 shares; and all directors and executive officers as a group, 1,478,000 shares.

(2) Includes 2,428,400 held by Putnam Investment Management, Inc. Includes 421,150 shares held by The Putnam Advisory Company. Putnam Investment, Inc. has shared voting power with respect to 133,800 shares and shared dispositive power with respect to 2,849,550 shares. Putnam Investment Management, Inc. has shared dispositive power with respect to 2,428,400 shares. The Putnam Advisory Company, Inc. has shared voting power with respect to 133,800 shares and shared dispositive power with respect to 421,150 shares.

(3) Includes 78,000 shares held by Mellon Bank N.A. Includes 1,517,000 shares held by The Dreyfus Corporation. Mellon Bank Corporation has sole voting power with respect to 1,649,000 shares, sole dispositive power with respect to 133,000 shares and shared dispositive power with respect to 1,517,000 shares. Mellon Bank N.A. has sole voting power with respect to 1,595,000 shares, sole dispositive power with respect to 78,000 shares and shared dispositive power with respect to 1,517,000 shares. The Dreyfus Corporation has sole voting power with respect to 1,517,000 shares, and shared dispositive power with respect to 1,517,000 shares.

(4)      Also an executive officer named in the Summary Compensation Table.

(5) Includes 426,000 shares held by a trust of which Mr. Glover is the sole trustee.

(6) Includes 115,800 shares owned by Mr. Shaffer's spouse and 120,000 shares owned by Mr. Shaffer as custodian for their children.

(7)      Includes 540 shares owned by Mr. Condon's spouse.

Executive Compensation and Related Information

         Executive compensation is determined by the Board of Directors based on the recommendations of the Compensation Committee, which is composed entirely of independent, outside directors. The following information relates to compensation paid by the Company for services rendered during the three (3) fiscal years ended March 31, 1996 for the Company's Chief Executive Officer and each of the other four (4) most highly compensated executive officers.


                           SUMMARY COMPENSATION TABLE


                                                                                               Long Term Compensation

                                             Annual Compensation                     Awards                  Payouts

                                                                       Other       Restricted    Securities
                                                                      Annual         Stock       Underlying    LTIP      All Other
Name and Principal             Fiscal                 Bonus (1)    Compensation      Awards      Options/     Payouts  Compensation
Position                        Year    Salary($)        ($)            ($)            ($)       SARs (#)       ($)       (2) ($)
                                                                                                      (3)


Christopher J. Conway          1996     $340,900      $338,307                                       70,000                $5,013

Chairman and CEO               1995     $285,700      $189,409            -             -            48,000       -        $2,310

                               1994     $258,000      $107,820            -             -            32,000       -        $1,965


Anthony R. Gette               1996     $258,200      $256,236                                       60,000                $5,262

President, Secretary           1995     $234,300      $155,333            -             -            40,000       -        $2,310

    and COO                    1994     $206,600       $86,340            -             -            24,000       -        $2,275


Dennis E. Condon               1996     $180,000      $211,247                                       30,000                $4,100

President, Mentor H/S, Inc.    1995     $158,800      $124,069            -             -            24,000       -        $2,760

                               1994     $151,800       $50,615            -             -            12,000       -        $1,594


Gary E. Mistlin                1996     $157,000       $56,115                                       32,000                $3,503

Vice President of              1995     $138,500       $38,200            -             -            24,000       -        $2,048
Finance/Treasurer
                               1994     $130,900       $37,500            -             -            12,000       -        $1,616



Karen H. Edwards               1996     $153,200       $52,659            -             -            32,000       -        $3,672

Vice President Regulatory,     1995     $132,000       $36,100            -             -            24,000       -        $1,580
Quality
Assurance and Legal Affairs    1994     $125,600       $26,250            -             -            12,000       -          $930



(1) Annual bonus amounts are earned and accrued during the fiscal years indicated, and paid subsequent to the end of the fiscal year.
(2) Represents matching amounts contributed by the Company on behalf of the named individual under the terms of the Company's 401(k) Plan.
(3) All share references are after adjustment for the 2 for 1 stock split effectuated by the Company in September 1995.


                                         OPTIONS/SAR GRANTS IN LAST FISCAL YEAR





                                                       Individual Grants                                Potential Realizable Value
                              Securities                                                                       at Assumed Annual
                              Underlying         % of Total                                                  Rates of Stock Price
                               Options/         Options/SARs                                                   Appreciation For
                                 SARs            Granted to       Exercise or
                               Granted         Employees in       Base Price         Expiration
Name                          (#) (1)(4)        Fiscal Year      ($/Share) (2)          Date               5%                 10%




Christopher J. Conway           70,000              13.9%            $11.50           05/23/05         $506,261          $1,282,960
Anthony R. Gette                60,000              11.9%            $11.50           05/23/05         $433,938          $1,099,680
Dennis E. Condon                30,000               6.0%            $11.50           05/23/05         $216,969            $549,840
Gary E. Mistlin                 16,000               3.2%            $11.50           05/23/05         $115,717            $293,248
Karen H. Edwards                16,000               3.2%            $11.50           05/23/05         $115,717            $293,248

(1) All of these options were granted under the 1991 Stock Option Plan on May 23, 1995. Each option will become exercisable for the option shares in four equal and successive annual installments over the optionee's period of service with the Company, beginning one year after the grant date. Each option has a maximum term of ten years, subject to earlier termination immediately prior to a Change in Control (as defined in the 1991 Stock Option Plan); alternatively, the administrator of the 1991 Stock Option Plan may provide for replacement of outstanding options with options to purchase shares of the surviving corporation, or for a cash payment in exchange for the cancellation of outstanding options.

(2) The exercise price of each option is equal to the market value of the Common Stock on the date of grant. The exercise price may be paid in cash, in Common Stock or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes. The administrator of the 1991 Stock Option Plan may authorize a loan or loan guarantee from the Company to help the optionee pay the exercise price or the administrator may permit the optionee to pay the option price in installments.

(3) Potential realizable value is based on an assumption that the market price of the stock appreciates at the stated rate, compounded annually, from the date of grant until the end of the ten year option term. These values are calculated based on regulations promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price appreciation. There is no assurance that the actual stock price appreciation over the ten year option term will be at the assumed 5% or 10% levels, or at any other defined level.

(4) All share references are after adjustment for the 2 for 1 stock split effectuated by the Company in September 1995.


              AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES


                                Shares                           Number of                                 Value of Unexercised
                               Acquired          Value       Securities Underlying Unexercised          In-The-Money Options/SARs
                             on Exercise       Realized       Options/SARs at Fiscal Year End            at Fiscal Year End (2)
Name                             (#)            ($) (1)       Exercisable       Unexercisable        Exercisable       Unexercisable
Christopher J. Conway                 0          -               288,000             134,000          $4,916,664          $1,932,250
Anthony R. Gette                100,000    $1,873,583            236,000             112,000          $3,962,581          $1,606,250
Dennis E. Condon                      0          -               131,500              60,500          $2,270,063            $880,188
Gary E. Mistlin                  30,000      $646,000             91,500              46,500          $1,528,188            $713,938
Karen H. Edwards                 20,000      $363,766            111,500              46,500          $1,882,563            $713,938



(1) Value realized is based on the fair market value of the Company's Common Stock on the date of exercise minus the exercise price and does not necessarily indicate that the optionee sold such stock.

(2) An in-the-money option is an option which has an exercise price for the Common Stock which is lower than the fair market value of the Common Stock on a specified date. The fair market value of the Company's Common Stock at March 31, 1996 was $23.38 per share.

(3) All share references are after adjustment for the 2 for 1 stock split effectuated by the Company in September 1995.


Employment Contracts and Severance Arrangements

         The Company has entered into an Employment Agreement with Spencer M. Vawter, the President of Mentor Urology, Inc. The agreement provided for Mr. Vawter to receive in fiscal 1994 (i) a base salary of $145,000, (ii) a bonus of up to 40% of such base salary based on attainment of mutually designated objectives, (iii) options to purchase 30,000 shares of Common Stock at an exercise price not to exceed $6.00 per share with a vesting period of five years, and (iv) a relocation expense allowance of $20,000. Beginning in fiscal 1995, Mr. Vawter's compensation was to be fixed annually by the Compensation Committee. The agreement also provides that upon termination of Mr. Vawter's employment by the Company without cause (as defined therein), Mr. Vawter will be entitled to severance compensation equal to three months of base salary plus one month of base salary for each complete year of service with the Company. Mr. Vawter's employment with the Company ceased on September 30, 1995.

         The Company has entered into an Employment Agreement with William M. Freeman, the President of Mentor Ophthalmics, Inc. The agreement provided for Mr. Freeman to receive in fiscal 1995 (i) a base salary of $150,000, prorated from the date of employment, (ii) a bonus of up to 40% of such base salary based on attainment of mutually designated objectives, (iii) options to purchase 30,000 shares of Common Stock, with a vesting period of five years, and (iv) a relocation package to defray his costs of moving to Santa Barbara, California. Beginning in fiscal 1996, Mr. Freeman's compensation is fixed annually by the Compensation Committee. The agreement also provides that upon termination of Mr. Freeman's employment by the Company without cause (as defined therein), Mr. Freeman will be entitled to severance compensation equal to three months of base salary plus one month of base salary for each complete year of service with the Company.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Company's Compensation Committee (the "Committee") was established in 1980 and is composed entirely of independent, outside members of the Company's Board of Directors. The Committee reviews and approves each of the elements of the executive compensation program and assesses the effectiveness and competitiveness of the overall program.

         Mentor's executive compensation program is designed to accomplish several goals, including:

               To attract, retain, and motivate employees of outstanding ability To link changes in employee compensation to individual and corporate performance To align the interests of management with the interests of the Company's shareholders
               To provide levels of compensation that are competitive with those provided in the markets in which the Company competes for executives.

Key Provisions of the Executive Compensation Program

         The Company's executive compensation plan consists of three components: base salary, annual incentive bonus, and long-term incentive in the form of stock options. The Company has established a strong link between pay and performance by emphasizing variable components of the plan, that is, annual incentive bonus and stock options.

Base Salary

         The Committee determines base salaries for executive officers on the basis of a number of factors, including an assessment of competitive compensation levels for similar-size manufacturing companies performed by an independent consulting firm, the Company's financial condition, any changes in job responsibilities, and the performance of each executive. Executive officer base salaries generally are set to correspond to the 60th percentile of the comparable competitive compensation data.

Annual Incentive Bonus

         Executive officers are eligible to receive annual incentive compensation equivalent to a specified percentage of their salaries under the Company's bonus plan. The Company establishes bonus payout targets (ranging from 30% to 60% of base salary) that are designed to bring the level of total annual cash compensation (base salary plus annual incentive bonus) to the 75th percentile for comparable positions at similar-size manufacturing companies when superior performance is achieved. Performance is measured at the corporate, business unit, and individual level. The total potential bonus for each executive is broken down into several factors as appropriate for that executive's area of responsibility. Each factor is then weighted with emphasis placed on profitability measures. These factors, and the relative weight given to each factor, vary with each executive officer in the Committee's sole discretion. For each factor, the Committee establishes a threshold, target and outstanding goal. No bonus is paid for performance below threshold levels. Bonuses for threshold performance are paid at 50% of the targeted levels. Bonuses for outstanding performance are paid at 200% of targeted levels for the Chief Executive Officer and President, and 150% of targeted levels for all other executive officers. The total bonus paid each executive is thus a weighted average of each factor, adjusted for performance against a predefined target for that factor.

Long-term Incentive (Stock Options)

         Generally, the Company awards stock options to executive officers on an annual basis. Each grant is designed to align the interests of executive officer with those of the shareholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Awards to specific employees, including the Chief Executive Officer, are made on the basis of each employee's job responsibilities and recommendations of the executive officers of the Company concerning the individual's contributions (both historical and potential) to the success of the Company, without regard to prior awards of stock option grants. These recommendations also take into consideration competitive practice for stock option grants as determined by an independent compensation consultant from survey information. The survey information encompasses data on both competitive grant levels for individual executives and total options granted as a percentage of shares outstanding.

Compensation of Chief Executive Officer

         Mr. Conway is a founder of the Company and has served as its Chief Executive Officer and Chairman of the Board since its incorporation in 1969. Mr. Conway's base salary and annual incentive bonus are set by the Committee using the same policies and criteria used for other executive officers. In setting Mr. Conway's salary for fiscal 1996, the Committee considered competitive information for similar sized manufacturing companies provided by an independent compensation consultant and the Company's financial performance. Mr. Conway is currently paid at the targeted competitive position base salary, which has been set by the Committee at the 60th percentile of the comparable competitive compensation data.

         Mr. Conway's bonus potential is designed to bring his total annual cash compensation to the 75th percentile for comparable positions at similar sized manufacturing companies. For Mr. Conway, this targeted bonus equated to 60% of his base salary in fiscal 1996. Mr. Conway's fiscal 1996 bonus was based on the achievement of two separate corporate goals: net sales (weighted 30%) and corporate profitability (weighted 70%). The compensation plan for fiscal 1996 was designed to encourage aggressive operating profit growth over the prior year. The Company exceeded its targeted performance in fiscal 1996. As a result, Mr. Conway received a bonus above his targeted level of 60%.

Tax Limitation

         As a result of federal tax legislation enacted in 1993, a publicly-held company such as the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. It is not expected that the compensation to be paid to the Company's executive officers for the 1996 fiscal year will exceed the $1 million limit per officer. Compensation which qualifies as performance-based compensation will not have to be taken into account for purposes of this limitation. At the 1994 Annual Meeting, the Company obtained shareholder approval for certain amendments to the Company's Option Plan which were designed to assure that any compensation deemed paid in connection with the exercise of stock options granted under that plan will qualify as performance-based compensation. As a result, the Company believes that stock options granted to its executives qualify for the performance-based exception to the deduction limit. However, there can be no assurance that the options will so qualify. In addition, future amendments to the Company's Option Plan may be necessary to preserve such qualification in the future.

         The cash compensation paid to the Company's executive officers for the fiscal 1996 year did not exceed the one (1) million dollar limit per officer, nor is the cash compensation to be paid to the Company's executive officers for the 1997 fiscal year expected to reach that level. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the one (1) million dollar limitation, the Compensation Committee has decided not to take action at this time to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the one (1) million dollar level.

                          SUBMITTED BY THE
                          COMPENSATION COMMITTEE OF THE
                          BOARD OF DIRECTORS

                               - Eugene G. Glover
                               - Walter W. Faster
                               - Michael Nakonechny
                               - Byron G. Shaffer
                               - Dr. Richard W. Young


Stock Performance Graph


The following graph compares the yearly percentage changes in the cumulative total shareholder return on the Company's Common Stock with the cumulative total return on the NASDAQ Market Value Index and the Media General Financial
Services Medical Instruments and Supplies Index ("MG Index") during the five fiscal years ended March 31, 1996. The comparison assumes $100 was invested on March 31, 1991 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.


                         COMPARISON OF 5-YEAR CUMULATIVE RETURN




                                     Legend
  Symbol          Index                   3/31/91        3/31/92         3/31/93          3/31/94           3/31/95          3/31/96

                  Company                   100.0          37.6            46.3              51.1             99.7             175.7
                  NASDAQ Index              100.0          117.0           102.0             91.6             125.1            185.0
                  MG Index                  100.0          105.4           118.0            136.3             144.6            194.5


Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Compensation Committee Report on Executive Compensation and the preceding Company Stock Performance Graph are not to be incorporated by reference into any such filings; nor are such Report or Graph to be incorporated by reference into any future filings.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a former officer or employee of the Company or any of its subsidiaries, except for Mr. Glover, who was Founder and Vice President, Engineering of the Company from 1969 to October 1986.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 31, 1996, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that Mr.
Nakonechny and Ms. Edwards each filed a Form 4 late with respect to one transaction.


CERTAIN TRANSACTIONS

         In April 1991, the Company entered into a distribution agreement with Rochester Medical Corporation ("Rochester"). Under the terms of the agreement, the Company received an exclusive license, subject to annual minimum purchase commitments, to market and distribute certain external catheter products developed by Rochester, in exchange for a payment of $500,000. In addition, the Company has a non-exclusive right to market and distribute certain additional products currently under development by Rochester. The Company purchased $525,000 under the agreement in fiscal year 1996.

         Certain directors and executive officers of Rochester, a public company, are siblings of Christopher J. Conway, the Chairman of Mentor Corporation.


ADDITIONAL INFORMATION

         A copy of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996 as filed with the Securities and Exchange Commission is available without charge by writing to the Company's principal executive office.


         Please mark, sign, date and return promptly the enclosed proxy provided. The signing of a proxy will not prevent you from attending the meeting in person.


BY ORDER OF THE BOARD OF DIRECTORS




Anthony R. Gette
Secretary

Dated:         August 7, 1996